                                                                  Exhibit 10.50

November 25, 1997

Mr. Herbert A. Getz
3003 Butterfield Road
Oak Brook, Illinois 60523

Re: Loan and Indemnification Agreement

Dear Herb:

     You currently hold options to acquire 240,000 shares of the common stock of Wheelabrator Technologies Inc. ("WTI") at an option exercise price of $8.9031 per share, under the 1986 Stock Plan for Executive Employees of Wheelabrator Technologies Inc. and its Subsidiaries (the "WTI 1986 Plan"). These grants of stock options expire on November 30, 1997. Ordinarily, you could exercise these options and sell the shares of common stock of WTI that you would receive (the "WTI Option Shares") and benefit from the increase in the price of WTI's common stock that has resulted from, among other things, the pending offer by Waste Management, Inc. (the "Company") to acquire all of the publicly held shares of common stock of WTI (the "WTI Offer"). However, under the Company's securities trading policy, you have been denied the ability to sell the WTI Option Shares while the negotiation of the WTI Offer is pending. As a result of this unforeseeable conjunction of the impending expiration of the WTI options, the Company's pending negotiations with WTI, and the Company's securities trading policy, the Board of Directors of the Company has determined that it would be appropriate to preserve for you the ability to benefit from the value of your WTI options and to hold you harmless from the adverse consequences of the Company's requirement that you comply with the Company's securities trading policy. Accordingly, the Board of Directors has authorized me, on behalf of the Company, to enter into an agreement with you upon the following terms and conditions.

     Upon the terms of the Promissory Note and Security Agreement attached hereto as Exhibit 1 (the "Note"), the Company will loan you $2,136,744, the aggregate exercise price of your WTI options, to be used solely for payment of the aggregate exercise price of your WTI options. This loan will be fully collaterized by a security interest in such number of WTI Option Shares that, valued at $15.375, yesterday's closing price, shall be equal to the principal amount of the loan. You will also surrender a sufficient number of shares of WTI common stock to WTI to satisfy applicable federal and state income tax withholding requirements, pursuant to the terms of the WTI 1986 Plan. To hold you harmless from the risk that the Company's securities trading policy would deny you the ability to sell the WTI Option Shares for at least the amount of the Company's lowest publicly-disclosed offer price in the WTI Offer (the "Lowest Offer Price"), the Company hereby agrees to indemnify you to the extent that the market price for WTI common stock on the date that you receive clearance to sell the WTI Option Shares is below the Lowest Offer Price (the "Sale Price Indemnification"). The Company will also indemnify you for the interest due on the Note, and any consequence resulting from the federal and state income and payroll taxation on the imputation of interest income and income from the Sale Price Indemnification, if any. These income items will be grossed-up for federal and state income and payroll tax purposes and added to your Form W-2.

     If you agree with the terms of this agreement, please indicate your acceptance of the agreement by signing below, and by executing and delivering the attached Promissory Note and Security Agreement, UCC-1 forms, and option exercise forms on or before November 28, 1997.

Very truly yours,

WASTE MANAGEMENT, INC.

By:  /s/ Peer Pedersen
    ------------------------
    Peer Pedersen
    Chairman, Compensation and Stock Option Committee

AGREED AND ACCEPTED:

  /s/ Herbert A. Getz
-------------------------
Herbert A. Getz